Exhibit 10.1

OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN
NOTICE OF GRANT
OF RESTRICTED STOCK UNIT INCENTIVE AWARD
(Time and Performance Vesting: Equity-settled Award; Section 16 Officers)
Pursuant to the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its Subsidiaries, the “Company”), grants you (the “Grantee”) an award on the terms and conditions set forth herein (the “Award”). By accepting this Award, the Grantee agrees, to the extent not contrary to applicable law, to (1) the terms and conditions of the Plan and this Notice of Grant of Restricted Stock Unit Incentive Award (the “Notice of Grant”), (1) the Standard Award Terms and Conditions set out on Attachment 1 hereto, including the arbitration provisions thereof (the “Terms and Conditions”), and (1) the General Terms of Employment set out on Attachment 2 hereto, which, in the case of (ii) and (iii), are incorporated in this Notice of Grant by reference. Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. This Notice of Grant (along with the Terms and Conditions and all other incorporated attachments and exhibits) and the Award evidenced hereby are collectively referred to as the “Award Agreement.”

Date of Grant:
Award Type and Description:
Restricted Stock Units granted pursuant to Section 6(e) of the Plan that have been designated as a Performance Award under Section 6(k) of the Plan, which Award is a bookkeeping entry that represents the right to receive a number of shares of Stock up to the number indicated below under “Number of Shares,” subject to the terms and conditions of the Award Agreement. This Award is also intended to constitute a Section 162(m) Award granted under Section 6(k)(i) of the Plan (even if the Grantee is not a Covered Employee on the Date of Grant).

The Grantee’s right to receive payment of this Award shall vest and become nonforfeitable upon the (i) the Committee’s certification of the level of achievement of the applicable Performance Goal (defined below) and (ii) the Grantee’s satisfaction of the continued service requirements described below under “Time Vesting Schedule and Forfeiture.”

Number of Shares:	See Morgan Stanley “StockPlan Connect/Stock-Based Awards/ Awarded” for the total number of Restricted Stock Units subject to the Award.
Performance Period:	[ ] through [ ] (the “Performance Period”).
Performance Goals:
“Performance Goals” to be based on “operating cash flow,” “adjusted cash flow from operations,” “working capital” and “production volumes” (each as described in the Plan).For purposes of this Award, “Eligible Restricted Stock Units” means the total number of Restricted Stock Units subject to this Award or, if the total number of Restricted Stock Units with respect to which Grantee may receive payment under this Award is reduced, the total number of Restricted Stock Units subject to this Award as so reduced.

Exhibit 10.1

Time Vesting Schedule and Forfeiture:
Vesting Date. If the Committee certifies that an applicable Performance Goal is satisfied with respect to the Performance Period, the Grantee must also remain in the continuous employ of the Company from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the schedule below, to receive payment of the Eligible Restricted Stock Units subject to this Award. The vesting schedule shall commence on [ ] (the “Vesting Start Date”).

The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence.

Termination of Employment. Notwithstanding the foregoing, if, prior to any Vesting Date, the Grantee (i) dies, or (ii) becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, or (iii) retires with the consent of the Company, or (iv) is terminated by the Company without Cause (each of the foregoing, a “Forfeiture Event”), then the number of unvested Eligible Restricted Stock Units will be reduced on a pro rata basis to the number obtained by (A) multiplying the total number of Eligible Restricted Stock Units by a fraction, the numerator of which is the number of days between the Vesting Start Date and the Forfeiture Event and the denominator of which is the number of days between the Vesting Start Date and the final Vesting Date, and (B) subtracting from the product the number of Eligible Restricted Stock Units that previously vested, if any (the “Pro Rata Unvested RSUs”). Such Pro Rata Unvested RSUs shall immediately vest and become nonforfeitable on the date of the Forfeiture Event, and all other Restricted Stock Units that have not previously vested shall be immediately forfeited; provided, that, notwithstanding the foregoing, if the Forfeiture Event occurs prior to the end of the Performance Period, then vesting of such Pro Rata Unvested RSUs shall remain subject to attainment of the applicable Performance Goal or the occurrence of a Change in Control. If the Grantee terminates employment voluntarily or is terminated for Cause before any Vesting Date, then the Award will terminate automatically on the date of the Grantee’s termination and the Grantee shall immediately forfeit all unvested Restricted Stock Units.

Exhibit 10.1

Change in Control. If a Change in Control occurs following a Forfeiture Event but prior to the end of the Performance Period, then the Pro Rata Unvested RSUs shall become immediately vested and nonforfeitable and the Performance Goal shall be deemed to be attained as of the date of the Change in Control. For the avoidance of doubt, Restricted Stock Units previously forfeited as a result of the Forfeiture Event shall not become vested pursuant to this paragraph.

If a Forfeiture Event has not occurred and a Change in Control occurs prior to the end of the Performance Period, then the Performance Goal shall be deemed to be attained as of the date of the Change in Control and vesting and payment of the total number of Restricted Stock Units subject to this Award (which shall be deemed the Eligible Restricted Stock Units) shall remain subject to the continued service requirements described above under “Time Vesting Schedule and Forfeiture” and to the provisions of this paragraph. If a Forfeiture Event has not occurred and a Change in Control occurs prior to the final Vesting Date and the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason, in either case within 12 months following the date of such Change in Control, then the number of unvested Eligible Restricted Stock Units (determined after applying the preceding sentence, if applicable) will be reduced on a pro rata basis to the number obtained by (i) multiplying the total number of Eligible Restricted Stock Units by a fraction, the numerator of which is the number of days between the Vesting Start Date and the date the Grantee’s employment was so terminated (such date, the “CIC Related Vesting Date”), and the denominator of which is the number of days between the Vesting Start Date and the final Vesting Date, and (ii) subtracting from the product the number of Eligible Restricted Stock Units that previously vested, if any; and all other Restricted Stock Units with respect to which the continued vesting requirements have not been met as of the CIC Related Vesting Date shall be immediately forfeited. In addition, the Grantee shall be deemed to have a CIC Related Vesting Date such that the treatment in the preceding sentence shall apply (A) on the date at any time following the occurrence of a Change in Control and prior to the final Vesting Date on which the Grantee dies, becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, or retires with the consent of the Company, or (B) if the Grantee has accrued 12 months of continuous employment with the Company following the Change in Control, on the date following the 12 month anniversary of the Change in Control date and prior to the final Vesting Date on which the Grantee’s employment is terminated by the Company without Cause. For the avoidance of doubt, the occurrence of a Change in Control is not intended to change the protections provided to the Grantee in the event of the Grantee’s death, permanent disability, or retirement with consent of the Company occurring prior to the a Change in Control. Such remaining pro rata unvested Eligible Restricted Stock Units shall immediately vest and become nonforfeitable on the CIC Related Vesting Date, unless, prior to the occurrence of the Change in Control, the Committee determines in its discretion that such event will not accelerate vesting of any of the Restricted Stock Units covered by this Award. Any such determination by the Committee is binding on the Grantee.

Payment of Award:
Payment for vested Eligible Restricted Stock Units will be made solely in shares of Stock, which will be issued to the Grantee as promptly as practicable after the Vesting Date, Forfeiture Event or CIC Related Vesting Date, as applicable (or, in the case of a Forfeiture Event occurring during the Performance Period but prior to a Change in Control, the end of the Performance Period or, if earlier, the occurrence of a Change in Control) (the “Payment Trigger Date”), and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Eligible Restricted Stock Units are no longer subject to a substantial risk of forfeiture.

Exhibit 10.1

Notwithstanding the foregoing, in the event the Award is determined to be subject to Nonqualified Deferred Compensation Rules, all payments hereunder will be made no later than the end of the year in which the Payment Trigger Date occurs, except to the extent Section 9(n) of the Plan requires payment on the Grantee’s Section 409A Payment Date.

Dividends, Voting and Other Rights:
Restricted Stock Units are not shares of Stock and have no voting rights or, except as described in this paragraph, dividend rights. With respect to each Restricted Stock Unit subject to this Award, the Grantee is also awarded Dividend Equivalents with respect to one share of Stock, which means that, in the event that Occidental declares and pays a cash dividend on its outstanding Stock and, on the record date for such dividend, the Grantee holds Eligible Restricted Stock Units that have not been settled or forfeited pursuant to the terms of the Award Agreement, then the Grantee will be credited on the books and records of Occidental with an amount equal to the amount per share of any such cash dividend for each outstanding Eligible Restricted Stock Unit. The Grantee will be credited with such Dividend Equivalents for the period beginning on the Vesting Start Date and ending on the last day of the Performance Period (or the date the Grantee forfeits his rights with respect to the Restricted Stock Units, if earlier), with any such accrued Dividend Equivalents paid to the Grantee in cash no later than [ ]. Following the end of the Performance Period and provided the Performance Goal has been achieved, Dividend Equivalents with respect to outstanding Eligible Restricted Stock Units will be paid to Grantee at the same time dividends are paid to the Company’s stockholders generally, and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture.
For purposes of clarity, if Restricted Stock Units are forfeited by the Grantee, then the Grantee shall also forfeit the Dividend Equivalents, if any, accrued with respect to such Restricted Stock Units.

Exhibit 10.1

Holding Period:
The shares of Stock ultimately received by the Grantee in connection with the vesting of Restricted Stock Units on [ ] must be held by the Grantee until [ ]. The shares of Stock ultimately received by the Grantee in connection with the vesting of Restricted Stock Units on [ ] must be held by the Grantee until [ ]. The shares of Stock ultimately received by the Grantee in connection with the vesting of Restricted Stock Units on [ ] must be held by the Grantee until [ ].

Notwithstanding the immediately preceding paragraph, to the extent that the Grantee is subject to Occidental’s Executive Stock Ownership Guidelines, as in effect from time to time (the “Ownership Guidelines”), and the Grantee’s Stock holdings fail, as of the last day of an applicable holding period set forth in the immediately preceding paragraph, to satisfy the applicable requirements of the Ownership Guidelines, then the Grantee shall continue to retain Beneficial Ownership (as defined below) of all shares of Stock ultimately received by the Grantee in connection with the vesting of Restricted Stock Units on the related vesting date until the Grantee satisfies the applicable requirements of the Ownership Guidelines (the “Beneficial Ownership Period”). Compliance with the foregoing requirement shall be determined by reference to the reports filed by the Grantee on Forms 3, 4 and 5, as applicable, pursuant to Section 16(a) of the Exchange Act. For purposes of this paragraph, the term “Beneficial Ownership” has the meaning ascribed in Rule 16a-1(a)(2) under the Exchange Act.

Notwithstanding the immediately preceding two paragraphs, upon a Grantee’s separation of employment with Occidental, such Grantee shall no longer be subject to the two-year holding requirement or Occidental’s Executive Stock Ownership Guidelines.

Exhibit 10.1

ATTACHMENT 1

OCCIDENTAL PETROLEUM CORPORATION
2015 LONG TERM INCENTIVE PLAN

STANDARD AWARD TERMS AND CONDITIONS

The following Standard Award Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant specified in the Notice of Grant of Restricted Stock Unit Incentive Award to which these Terms and Conditions are attached (the “Notice of Grant”), by and between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its Subsidiaries, the “Company”), and the eligible individual (the “Grantee”) receiving the award described in the Notice of Grant (the “Award”). The Award is granted in accordance with the Occidental Petroleum Corporation 2015 Long Term Incentive Plan, as the same may be amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. These Terms and Conditions, the Notice of Grant (along with all incorporated attachments and exhibits) and the Award evidenced thereby are collectively referred to herein as the “Award Agreement.”

1.Acceptance of Award. If the Grantee fails to accept the Award prior to the next record date for the payment of dividends on the Stock subsequent to the Date of Grant, then, notwithstanding any other provision of the Award Agreement, the Grantee shall forfeit all rights under the Award (including all shares of Stock subject thereto) and the Award will become null and void. For purposes of this Section 1, acceptance of the Award shall occur on the date the Grantee accepts the Award through Morgan Stanley StockPlan Connect or any replacement online system designated by the Company.
2.No Employment Contract. Nothing in the Award Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company.
3.Restrictions on Transfer. Neither the Award Agreement nor any right to receive shares of Stock or cash pursuant to the Award Agreement may be transferred or assigned by the Grantee other than in accordance with the transfer restrictions set forth in the Plan.
4.Taxes and Withholding.
(a)Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, as applicable, the grant, vesting or settlement of the Award and the receipt of any dividends or Dividend Equivalents thereon; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or

Exhibit 10.1

achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (i) in connection with the vesting of the Award and/or the issuance of any shares of Stock or the payment of any cash or other consideration pursuant to the Award in accordance with the Notice of Grant (other than the crediting and payment of any dividends or Dividend Equivalents, as applicable), from any cash and shares of Stock that are to be paid or issued to the Grantee pursuant to the Award, in any combination as determined by the Committee, or (ii) in connection with the granting of the Award or the crediting and payment of any dividends or Dividend Equivalents, as applicable, first from the cash payable pursuant to the Award (including any dividends or Dividend Equivalents) and, if not sufficient, from the Grantee’s wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s receipt of the Award that cannot be satisfied by the means previously described.
5.Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal, state and non-U.S. laws, and the Company will not issue any shares of Stock or other securities pursuant to the Award Agreement if such issuance would result in a violation of any such law. Further, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of the Award, then the Award may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.
6.Relation to Other Benefits. The benefits received by the Grantee under the Award Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of the Award does not create any contractual or other right to receive future grants of, or benefits in lieu of, awards under the Plan, even if Grantee has a history of receiving awards under the Plan or other cash or stock awards.
7.Beneficial Ownership Requirements. If the Grantee (a) was a Named Executive Officer for the last completed fiscal year prior to vesting of the Award, and (b) is, as of the date of vesting of the Award, subject to Occidental’s Executive Stock Ownership Guidelines, as in effect from time to time (the “Ownership Guidelines”), and the Grantee’s Stock holdings fail as of such date to satisfy the applicable requirements of the Ownership Guidelines, then the Grantee shall retain Beneficial Ownership of shares of Stock equal to not less than 50% of the net after-tax shares of Stock, if any, received under the Award until the Grantee satisfies the applicable requirements of the Ownership Guidelines (the “Beneficial Ownership Period”). Compliance with the foregoing requirement shall be determined by reference to the reports filed by the Grantee on Forms 3, 4 and 5, as applicable, pursuant to Section 16(a) of the Exchange Act, and the aggregate number of shares of Stock reported as Beneficially Owned during the Beneficial Ownership Period shall not be less than the sum of the number of shares of Stock then required to be so owned pursuant to this Award Agreement and the terms and conditions of any other grant containing this or a similar requirement. For purposes of this Section 7, the term “Beneficial Ownership” has the meaning

Exhibit 10.1

ascribed in Rule 16a-1(a)(2) under the Exchange Act and the term “Named Executive Officer” has the meaning ascribed in Item 402 of Regulation S-K under the Exchange Act.
8.Golden Parachute Policy. Notwithstanding any provision in the Award Agreement to the contrary, no payment shall be made with respect to the Award that would cause the total payments made to the Grantee to exceed the limits in Occidental’s Golden Parachute Policy, as in effect from time to time.
9.Adjustments. The number and kind of shares of Stock covered by the Award are subject to adjustment pursuant to the allowances set forth in the Plan in order to prevent dilution or expansion of the Grantee’s rights under the Award as a result of events such as stock dividends, stock splits or other changes in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment.
10.Amendments. The Plan may be amended, altered, suspended, discontinued or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to the Award Agreement to the extent it is applicable to the Award; however, no amendment may materially and adversely affect the rights of the Grantee under the Award Agreement without the Grantee’s consent. In addition, the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate the Award Agreement, except as otherwise provided in the Plan; provided, that, without the Grantee’s consent, no such Committee action may materially and adversely affect the rights of the Grantee under the Award.
11.Severability. If one or more of the provisions of the Award Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of the Award Agreement, and the remaining provisions of the Award Agreement will continue to be valid and fully enforceable.
12.Entire Agreement; Relation to Plan; Interpretation. Except as specifically provided in this Section 12, the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits) constitutes the entire agreement between the Company and the Grantee with respect to the Award. The Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between the Award Agreement and the Plan, the provisions of the Plan control. References to Sections and Attachments are to Sections of, and Attachments incorporated in, the Award Agreement unless otherwise noted. In the event of any inconsistent provisions between the Award Agreement and any employment agreement between the Grantee and the Company, the provisions of the Award Agreement control, except with respect to Section 21 below.
13.Successors and Assigns. Subject to any transfer or forfeiture restrictions set forth in the Notice of Grant, the provisions of the Award Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
14.Beneficiaries.
(a)The Grantee shall have the option of designating a beneficiary (“Beneficiary”) to receive settlement of, or exercise (as applicable), the Grantee’s Award upon the Grantee’s death.
(b)If no Beneficiary is designated at the time of the Grantee’s death, or if no Beneficiary survives the Grantee, the Beneficiary shall be the Grantee’s surviving spouse, or if the Grantee has no surviving spouse, the Grantee’s surviving children equally, or if there are no surviving children, the Grantee’s surviving parents equally, or if there is no surviving parent, the Grantee’s surviving siblings equally, or if there is no sibling living, the Grantee’s estate.
(c)In order to designate a Beneficiary or change a previous designation, the Grantee must complete a Long-Term Incentive Beneficiary Designation Form (beneficiary

Exhibit 10.1

designations submitted on other forms or in any other format will not be accepted). The Grantee should read the Long-Term Incentive Beneficiary Form carefully, follow the instructions and complete the form in its entirety according to the instructions, obtain any necessary signatures according to the form, sign and date the form, and return to Executive Compensation Department, c/o Occidental Petroleum Corporation, 5 Greenway Plaza, Suite 110, Houston, Texas, 77046.  The Grantee should also keep a copy of the form for the Grantee’s records. Upon acceptance, the Grantee’s designation will cancel any previous designations. The Grantee’s Beneficiary designation shall not affect any designation by the Grantee under any other benefit plan.
(d)The Grantee should consider submitting a new Beneficiary designation if: (1) the Grantee’s marital status changes, (2) one of the Grantee’s previously designated Beneficiaries dies before the Grantee, or (3) the Grantee acquires or loses dependents. To determine the tax consequences associated with the Grantee’s designation, it is recommended that the Grantee consult with a qualified tax advisor or estate planner.
15.Governing Law. The laws of the State of Delaware govern the interpretation, performance, and enforcement of the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits).
16.Privacy Rights. By accepting the Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Award Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of the Award or any other entitlement to cash or shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country. By accepting the Award, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan, if any, by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
18.Grantee’s Representations and Releases.
(a)By accepting the Award, the Grantee acknowledges that the Grantee has read the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits) and understands that (i) the grant of the Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect Subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a

Exhibit 10.1

Subsidiary) to whom the Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee’s participation in the Plan is voluntary; (iv) the Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future value of any shares of Stock issued and/or the future amount of cash, if any, payable pursuant to the Award cannot be predicted and Occidental does not assume liability in the event the Award or any such shares of Stock have no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to the Award or the Grantee’s participation in the Plan.
(b)In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or the shares of Stock issued pursuant to the Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
19.Imposition of Other Requirements. Occidental reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Compliance with Section 409A of the Code. Unless specified otherwise in the Notice of Grant, all amounts payable pursuant to the Award are intended to comply with the “short term deferral” exception in the Nonqualified Deferred Compensation Rules, and the Company shall take all reasonable actions in order to settle the Award within the period necessary to qualify for such exception. Notwithstanding the foregoing, to the extent that it is determined that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules, the Award Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of the Nonqualified Deferred Compensation Rules to the maximum extent possible. In addition, if the Award is subject to the Nonqualified Deferred Compensation Rules, then (i) the settlement of the Award or some portion of the Award may be delayed in accordance with the applicable terms of Section 9(n) of the Plan; (ii) any payment on a Change in Control event will be made only if the Change in Control also qualifies as a change of control event within the meaning of the Nonqualified Deferred Compensation Rules; and (iii) any determination by the Committee not to accelerate the Award on a Change in Control shall be made only to the extent such determination is consistent with the Nonqualified Deferred Compensation Rules. To the extent that the Board determines that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules and fails to comply with the requirements of the Nonqualified Deferred Compensation Rules, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to the Nonqualified Deferred Compensation Rules or to comply with the applicable provisions of such rules.
21.Clawback. The Award shall be subject to the clawback provisions set forth in Section 9(m) of the Plan.
22.Arbitration.

Exhibit 10.1

(a)Any dispute arising out of or in any way related to the Grantee’s employment with the Company, or the termination of that employment, will be decided exclusively by final and binding arbitration pursuant to any procedures required by applicable law. To the extent not inconsistent with applicable law, any arbitration will be submitted to American Arbitration Association (“AAA”) and subject to AAA Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration. Only the following claims are excluded from this Section 21: (i) claims for workers’ compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, (ii) to the extent permitted by applicable law, claims for provisional remedies to maintain the status quo pending the outcome of arbitration, (iii) claims based on compensation award agreements and incentive plans, and (iv) claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.
(b)Any controversy regarding whether a particular dispute is subject to arbitration under this Section 21 shall be decided by the arbitrator.
(c)To the extent required under applicable law, the Grantee’s responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and the Company shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the parties shall each pay their pro rata share of the neutral arbitrator’s expenses and fees. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator.
(d)The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the arbitrator will have the authority to hear and grant motions.

Exhibit 10.1

ATTACHMENT 2
GENERAL TERMS OF EMPLOYMENT

A.Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its Subsidiaries or other Affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “Occidental Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in Occidental’s Code of Business Conduct and other corporate policies, without first obtaining the written permission of an officer of the Company.
B.At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Occidental Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.
C.The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of Occidental’s Code of Business Conduct.
D.Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any Occidental Parties (a) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (b) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the Occidental Parties.
E.All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of Occidental, its successors and assigns.
The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.
F.The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of

Exhibit 10.1

the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Award granted pursuant to this Award Agreement and termination of employment.